EXHIBIT 10.1
FORM OF MANAGEMENT AGREEMENT
     THIS MANAGEMENT AGREEMENT is made as of ________, 2012 by and among PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC., a Maryland corporation (the “Company”), PMCA ASSET I, LLC, a Delaware limited liability company (“Asset I”), PMCA ASSET II, LLC, a Delaware limited liability company (“Asset II”) and PMF ADVISORS, LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).
     WHEREAS, the Company is a corporation that intends to elect and to qualify to be taxed as a REIT for federal income tax purposes; and
     WHEREAS, the Company and each of the Subsidiaries desire to retain the Manager to provide investment advisory services to them on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.
     NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
     Section 1. Definitions. The following terms have the following meanings assigned to them:
          (a) “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.
          (b) “Asset I” means PMCA Asset I, LLC, a Delaware limited liability company.
          (c) “Asset II” means PMCA Asset II, LLC, a Delaware limited liability company.
          (d) “Assets” means the assets of the Company and the Subsidiaries.
          (e) “Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (iv) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.
          (f) “Base Management Fee” means a base management fee, calculated and paid quarterly in arrears (in cash) equal to 1.5% per annum of the Stockholders’ Equity.
          (g) “Board of Directors” means the Board of Directors of the Company.
          (h) “Code” means the Internal Revenue Code of 1986, as amended.

          (i) “common stock” means the common stock, par value $0.01 per share, of the Company.
          (j) “Company Account” shall have the meaning set forth in Section 5 of this Agreement.
          (k) “Company Indemnified Party” shall have the meaning set forth in Section 11(b) of this Agreement.
          (l) “Core Earnings” means GAAP net income (loss) excluding the incentive fee and non-cash equity compensation expense (but including any expense as a result of the Base Management Fee), excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income), and adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash items after discussions between the Manager and the Company’s Independent Directors and after approval by a majority of the Company’s Independent Directors.
          (m) “Current Quarter” shall have the meaning set forth in Section 8(b) of this Agreement.
          (n) “Effective Termination Date” shall have the meaning set forth in Section 13(a) of this Agreement.
          (o) “Excess Funds” shall have the meaning set forth in Section 2(m) of this Agreement.
          (p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (q) “Expenses” shall have the meaning set forth in Section 9 of this Agreement.
          (r) “Fair Value” means as of the end of any fiscal quarter, the average closing price of the common stock on the principal national securities exchange or national quotation system in which the common stock is admitted for trading or quotation over the 30 trading days preceding the end of such quarter, or if closing prices are not available, the average of the averages of the closing bid and asked prices over such period on such exchange or system.
          (s) “GAAP” means generally accepted accounting principles, as applied in the United States.
          (t) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.
          (u) “Guidelines” shall have the meaning set forth in Section 2(b)(i) of this Agreement.
          (v) “Hurdle” shall have the meaning set forth in Section 8(b) of this Agreement.
          (w) “Incentive Fee” shall have the meaning set forth in Section 8(b) hereof.

          (x) “Indemnitee” shall have the meaning set forth in Section 11(b) of this Agreement.
          (y) “Indemnitor” shall have the meaning set forth in Section 11(c) of this Agreement.
          (z) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and corporate governance guidelines and, if applicable, the rules of any national securities exchange on which the Company’s common stock is listed.
          (aa) “Initial Term” shall have the meaning set forth in Section 12 of this Agreement.
          (bb) “Investment Company Act” means the Investment Company Act of 1940, as amended.
          (cc) “IPO” means the initial public offering of shares of common stock of the Company.
          (dd) “Manager Indemnified Party” shall have the meaning set forth in Section 11(a) of this Agreement.
          (ee) “Manager’s Ownership Limit” means the ownership of more than 10.25% by value or number of shares, whichever is more restrictive, of the Company’s outstanding shares of common stock, or 10.25% by value or number of shares, whichever is more restrictive, of the Company’s outstanding shares of any class or series of preferred stock.
          (ff) “Monitoring Services” shall have the meaning set forth in Section 2(b) of this Agreement.
          (gg) “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 13(a) of this Agreement.
          (hh) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          (ii) “Portfolio Management Services” shall have the meaning set forth in Section 2(b) of this Agreement.
          (jj) “Provident” means Provident Funding Associates, L.P., a California limited partnership.
          (kk) “REIT” means a “real estate investment trust,” as defined under the Code.
          (ll) “Renewal Term” shall have the meaning set forth in Section 13(a) of this Agreement.
          (mm) “RMBS” means residential mortgage-backed securities.
          (nn) “Securities Act” means the Securities Act of 1933, as amended.

          (oo) “Stockholders’ Equity” means:
               (i) the sum of the net proceeds from all issuances of the Company’s equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus
               (ii) the Company’s retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less
               (iii) any amount that the Company pays for repurchases of its common stock since inception, any common stock issued to the Manager in respect of the Incentive Fee and any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income), as adjusted to exclude
               (iv) one-time events pursuant to changes in GAAP and certain non-cash items (such as depreciation and amortization) after discussions between the Manager and the Company’s Independent Directors and approved by a majority of the Company’s Independent Directors.
          (pp) “Strategic Alliance Agreement” means the strategic alliance agreement by and between the Company and Provident.
          (qq) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company. Initially, the Subsidiaries shall be Asset I and Asset II.
          (rr) “Termination Fee” shall have the meaning set forth in Section 13(b) of this Agreement.
          (ss) “Termination Notice” shall have the meaning set forth in Section 13(a) of this Agreement.
          (tt) “Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.
     Section 2. Appointment and Duties of the Manager.
          (a) The Company and each of the Subsidiaries hereby appoints the Manager to manage the Assets of the Company and the Subsidiaries subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.
          (b) The Manager, in its capacity as manager of the Assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision of the

Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the Assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:
               (i) serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the asset acquisition guidelines and other policies for the Company’s acquisitions of Assets, financing activities and operations, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”);
               (ii) investigating, identifying, analyzing, evaluating and selecting possible opportunities and negotiating, acquiring, financing, retaining, monitoring, selling, restructuring, hedging or disposing of Assets consistent with the Guidelines;
               (iii) with respect to prospective purchases, sales or exchanges of assets, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;
               (iv) advising the Company on and negotiating and entering into, on behalf of the Company and the Subsidiaries, repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities), credit finance agreements, commercial paper agreements, interest rate swap agreements and other hedging instruments and all other agreements and engagements required for the Company and the Subsidiaries to conduct their business;
               (v) assisting the Company and the Subsidiaries in developing criteria for asset purchase commitments that are specifically tailored to the Company’s objectives and strategies and making available to the Company and the Subsidiaries its knowledge and experience with respect to RMBS, mortgage loans, real estate, real estate-related securities and other real estate-related assets;
               (vi) serving as the Company’s consultant with respect to arranging for the issuance of RMBS from pools of mortgage loans or with respect to RMBS owned by the Company;
               (vii) representing and making recommendations to the Company and the Subsidiaries in connection with the purchase and finance of, and commitment to purchase and finance, RMBS, mortgage loans (including on a portfolio basis), real estate, real estate-related securities and other real estate-related assets, and the sale and commitment to sell such assets;
               (viii) coordinating and managing operations of any co-investment interests or joint venture held by the Company and the Subsidiaries and conducting all matters with the co-investment partners or joint venture;
               (ix) providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;
               (x) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;
               (xi) communicating on behalf of the Company with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including the maintenance of the Company’s website, logo design, analyst presentations, annual meeting arrangements and investor conferences;
               (xii) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with the Company’s qualification as a REIT and with the Guidelines;
               (xiii) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;
               (xiv) counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;
               (xv) engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company’s expense, independent contractors that provide real estate, investment banking, mortgage brokerage, appraisal, securities brokerage, underwriting review, due diligence, insurance, legal and accounting and other financial services, and all other services as may be required relating to the Company’s and the Subsidiaries’ operations and Assets, including potential asset acquisition;
               (xvi) furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager;
               (xvii) monitoring the operating performance of Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
               (xviii) deploying and redeploying any moneys and securities of the Company and the Subsidiaries (including acquiring short-term investments pending the acquisition of other assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;
               (xix) assisting the Company and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

               (xx) assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
               (xxi) assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, stock exchange requirements or pursuant to contractual undertakings;
               (xxii) assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;
               (xxiii) placing, or facilitating the placement of, all orders pursuant to the Manager’s investment determinations for the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);
               (xxiv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company’s and/or the Subsidiaries’ behalf in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;
               (xxv) using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;
               (xxvi) counseling the Company in connection with policy decisions to be made by the Board of Directors;
               (xxvii) performing such other services as may be required from time to time for management and other activities relating to the Assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and
               (xxviii) using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.
Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Assets. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the portfolio of Assets; the collection of information and the submission of reports pertaining to the Assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the portfolio of Assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing, hedging and disposition of Assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any loan servicing or sub-servicing activities provided by third parties. Such Monitoring Services will include, but not be limited to, assisting the Company in complying with the Strategic Alliance Agreement, negotiating other servicing agreements; acting as a liaison between the servicers of the Assets and the Company and the Subsidiaries; review of servicers’ delinquency, foreclosure and other reports on Assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase Assets.
          (c) For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance, warehouse finance, securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements and other hedging instruments, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.
          (d) The Manager may enter into agreements with other parties, including its affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries to provide property management, asset management, leasing, development and/or other services to the Company and the Subsidiaries pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the Assets of the Company and the Subsidiaries; provided that (i) any such agreements entered into with affiliates of the Manager shall be (A) on terms no more favorable to such affiliate than would be obtained from a third party on an arm’s-length basis and (B) approved by a majority of the Independent Directors, and (ii) with respect to Portfolio Management Services, the Manager shall remain liable for the performance of such Portfolio Management Services. Notwithstanding anything contained herein to the contrary, the Manager shall not have any liability under the Strategic Alliance Agreement in connection with any action undertaken in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, any transaction undertaken pursuant to the terms of the Strategic Alliance Agreement shall be deemed to comply with this clause (d) in all respects.
          (e) In addition, to the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, and (ii) shall be approved by the Independent Directors.
          (f) The Manager may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its affiliates performing such services for the cost thereof; provided that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.
          (g) The Manager may effect transactions by or through the agency of another Person with it or its affiliates which have an arrangement under which that party or its affiliates will from time to time provide to or procure for the Manager and/or its affiliates goods, services or other benefits

(including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries or the Manager or its affiliates in providing services to the Company and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its affiliates undertake to place business with that party.
          (h) In executing transactions and selecting brokers or dealers, the Manager will seek, on behalf of the Company and the Subsidiaries, the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the asset, the price of the asset, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.
          (i) The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and the Subsidiaries. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided that such decision is made in good faith to promote the best interests of the Company and the Subsidiaries.
          (j) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, with respect to any Asset, reports and other information with respect to such Asset as may be reasonably requested by the Company.
          (k) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries that are reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency or delivered to any other third party as may be contractually required, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm and the preparation of a tax return for each of the Company and its Subsidiaries as may be required by law, rule or regulation.
          (l) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.
          (m) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 15, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 13(a) to terminate this Agreement due to the Manager’s unsatisfactory performance.
          (n) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s and the Subsidiaries’ sole cost and expense.
     Section 3. Devotion of Time; Additional Activities.
     The Manager and its affiliates will provide the Company and the Subsidiaries with a management team, including a Chief Executive Officer, a Chief Financial Officer, and other appropriate support personnel. The Manager is not obligated to dedicate any of its employees exclusively to the Company, nor is the Manager or its employees obligated to dedicate any specific portion of its or their time to the Company.
          (a) Subject to the terms of the Strategic Alliance Agreement, nothing in this Agreement shall (i) prevent the Manager or any of its affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate acquisition and financing opportunities, in a fair and equitable manner over time as between the Company and the Subsidiaries and the Manager’s other funds and clients.
          (b) Managers, partners, officers, employees, personnel and agents of the Manager or affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.
     Section 4. Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Assets, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or properties of the Company and the Subsidiaries and in performing all other matters contemplated hereunder.

     Section 5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.
     Section 6. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company investors; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.
     Section 7. Obligations of Manager; Restrictions.
          (a) The Manager shall require each seller or transferor of investment assets to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate; provided that the representations and warranties contained in any agreement entered into between the Company, on the one hand, and Provident or any of its Subsidiaries or affiliates on the other hand, shall be approved and/or ratified by a majority of the Independent Directors. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.
          (b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

          (c) The Board of Directors shall periodically review the Guidelines and the portfolio of Assets but will not review each proposed Asset, except as otherwise provided herein. If a majority of the Independent Directors determines in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.
          (d) At all times, the Manager shall not, on behalf of the Company and the Subsidiaries, acquire any security structured or issued by an entity managed by the Manager or any affiliate thereof, or purchase or sell any Asset from or to any entity managed by the Manager or its affiliates unless (i) the transaction is made in accordance with the Guidelines; (ii) the transaction is approved by a majority of the Independent Directors; and (iii) the transaction is made in accordance with applicable laws; provided that the foregoing conditions shall not apply to any transaction governed by the Strategic Alliance Agreement.
          (e) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the Assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.
     Section 8. Compensation.
          (a) Base Management Fee.
               (i) During the Initial Term and any Renewal Term, the Company shall pay the Manager the Base Management Fee commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect); provided that for the 12-month period following the completion of the IPO, the Manager hereby agrees to waive its right to receive the Base Management Fee, in an amount equal to 50% of the Expenses (as defined in Section 9 hereof) during such 12-month period.
               (ii) The Manager shall compute each installment of the Base Management Fee within 30 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a), promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.
               (iii) The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a).

          (b) Incentive Fee.
               (i) In addition to the Base Management Fee otherwise payable hereunder, the Company shall pay the Manager a quarterly Incentive Fee (the “Incentive Fee”) as follows: The Company shall pay the Manager an amount equal to 20.0% of the dollar amount by which Core Earnings for the most recently completed fiscal quarter (the “Current Quarter”) before the Incentive Fee received in relation to such fiscal quarter, exceeds the product of (A) the weighted average of the issue price per share of common stock in all of the Company’s offerings of shares of common stock multiplied by the weighted average number of shares of the Company’s common stock outstanding during the Current Quarter and (B) 8% (the “Hurdle”), expressed on a quarterly basis; provided, that no incentive fee shall be accrued or earned by the Manager, or payable by the Company to the Manager, until the completion of the first four full fiscal quarters following the completion of the IPO.
               (ii) Subject to all applicable stock exchange regulations and U.S. federal securities laws and regulations, the Incentive Fee payable to the Manager shall be paid 100% in shares of common stock. The number of shares of common stock payable to the Manager in respect of the Incentive Fee, if any, in respect of any fiscal quarter shall equal 100% of the Incentive Fee for such quarter, divided by the Fair Value as of the end of such quarter; provided that if the Company’s shares of common stock are no longer listed on a national securities exchange or quoted on a national quotation system, the Incentive Fee shall be payable 100% in cash until such time as such shares are listed or quoted. The shares of common stock payable to the Manager in respect of its Incentive Fee, if any, for a fiscal quarter shall, subject to Section 13(e), vest over a three-year period following the quarter in which such fee was earned, with 60% vesting on the date that is two years following the last business day of such quarter and the remaining 40% vesting on the date that is three years following the last business day of such quarter. The holder of these shares of common stock shall be entitled to receive dividends on such shares of common stock prior to the time that such shares have vested. Notwithstanding the foregoing, if the ownership of the shares of common stock to be paid to the Manager in respect of its Incentive Fee in respect of any fiscal quarter would result in a violation of the Manager’s Ownership Limit, then the Incentive Fee (or the portion thereof that would cause such violation) in respect of any fiscal quarter shall be payable in cash, provided that the Manager shall not receive any such cash payment until such time as the shares of common stock that would have been issued to the Manager in respect of its Incentive Fee would have vested as described in this Section 8(b)(ii).
               (iii) The Manager shall compute each installment of the Incentive Fee within 30 days after the end of each fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a), promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall be due and payable no later than the date which is five business days after the date of delivery to the Board of Directors of such computations.

     Section 9. Expenses of the Company. The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”) excepting those expenses that are specifically the responsibility of the Manager as set forth herein. Such costs and reimbursements shall not be in amounts which are greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis. Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:
          (a) expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets;
          (b) costs associated with the Company’s year-end audit and quarterly reviews, including the costs associated with compliance with the Sarbanes-Oxley Act of 2002, tax preparation and legal counsel;
          (c) the compensation and expenses of the Company’s directors and the cost of directors’ and officers’ liability, and any non-covered indemnification expense;
          (d) costs associated with the purchase, financing, sale or other disposition of an Asset, the establishment and maintenance of any of the Company’s repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) or other indebtedness of the Company (including commitment fees, transaction fees, accounting fees, legal fees, negotiating, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings;
          (e) expenses connected with communications to holders of the Company’s or any Subsidiary’s securities, including web hosting, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;
          (f) expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Asset or establishment and maintenance of any repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term leases and revolving facilities) or any of the Company’s or any of the Subsidiaries’ securities offerings;
          (g) costs and expenses incurred with respect to Bloomberg and other market data information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
          (h) compensation and expenses of the Company’s custodian and transfer agent, if any;
          (i) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
          (j) all taxes and license fees;

          (k) all insurance costs incurred in connection with the operation of the Company’s business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;
          (l) expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Assets separate from the office or offices of the Manager;
          (m) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;
          (n) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;
          (o) expenses incurred in connection with obtaining and maintaining the insurance coverage referred to in Section 7(e) above; and
          (p) all other expenses actually incurred by the Manager, which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.
     Other than with respect to the Manager’s performance of certain legal, compliance, accounting, due diligence tasks and other services outside professional or outside consultants would otherwise perform for the Company, the Company shall have no obligation to reimburse the Manager or its affiliates for the salaries and other compensation of the Manager’s personnel who provide services to the Company under this Agreement.
     The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.
     The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
     Section 10. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Manager on behalf of the Company and the Subsidiaries during each fiscal quarter, and shall deliver such statement to the Company within 30 days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of the Company and the Subsidiaries shall be reimbursed by the Company to the Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.
     Section 11. Limits of Manager Responsibility; Indemnification.
          (a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the

Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b). The Manager, its officers, members, managers, directors, personnel, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its officers, stockholders, members, managers, directors, personnel, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager, together with such Person’s managers, officers, directors and personnel (each a “Manager Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.
          (b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its directors and officers and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.
          (c) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.
     Section 12. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.
     Section 13. Term; Termination.
          (a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until _______ ___, 2015 (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors or the holders of a majority of the outstanding shares of common stock (other than those shares held by members of the Company’s senior management team and affiliates of the Manager) agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation payable to the Manager hereunder is unfair; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than 180 days prior to any such termination. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement; provided that if the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.
          (b) In recognition of the level of the upfront effort required by the Manager to structure and acquire the Assets of the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a), the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Fee earned by the Manager during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. In the event that any such termination occurs prior to the 24-month anniversary of this Agreement, the average annual Base Management Fee and average annual Incentive Fee shall be calculated from the date of this Agreement until such termination date on an annualized basis. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.
          (c) No later than 180 days prior to the anniversary date of this Agreement of any year during the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 13(c).
          (d) If this Agreement is terminated pursuant to Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 13(b), 15(b), and 16. In addition, Sections 11 and 21 shall survive termination of this Agreement.
          (e) If this Agreement is terminated for any reason, including pursuant to Section 13 or Section 15 hereof, the shares of common stock issued to the Manager in respect of the Incentive Fee shall vest immediately to the extent such shares have not already vested.
     Section 14. Assignment.
          (a) Except as set forth in Section 14(b), this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors; provided, however, that no such approval shall be required in the case of an assignment by the Manager to an affiliate of the Manager if such assignment does not require the Company’s approval under the Investment Advisers Act of 1940. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.
          (b) Notwithstanding any provision of this Agreement to the contrary, the Manager may assign any or all of its responsibilities under Sections 2(b), 2(c) and 2(d) to any of its affiliates in accordance with the terms of this Agreement applicable to any such assignment, and the Company hereby consents to any such assignment. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.
     Section 15. Termination for Cause.
          (a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors of the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (v) the Manager is convicted (including a plea of nolo contendere) of a felony, or (vi) there is a dissolution of the Manager and the Manager has not assigned its rights and obligations under this Agreement pursuant to the terms and conditions of this Agreement.
          (b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 15(b).
          (c) The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.
     Section 16. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13 or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination in cash (to the extent not already paid in common stock) and, if terminated pursuant to Section 13(a) or Section 15(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:
               (i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;
               (ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and
               (iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.
     Section 17. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its officers, directors, personnel, managers, and officers and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this

Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11.
     Section 18. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:
          (a) If to the Company:
Provident Mortgage Capital Associates, Inc.
851 Traeger, Suite 380
San Bruno, CA 94066
Attention: Chief Financial Officer
Facsimile: 855-653-4300
          (b) If to the Manager:
PMF Advisors, LLC
851 Traeger, Suite 380
San Bruno, CA 94066
Attention: Chief Administrative Officer
Facsimile: 855-653-4300
Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.
     Section 19. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.
     Section 20. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.
     Section 21. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.
     Section 22. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     Section 23. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.
     Section 24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
     Section 25. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 26. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.
By:
Name:
Title:

PMCA ASSET I, LLC
By:
Name:
Title:

PMCA ASSET II, LLC
By:
Name:
Title:

PMF ADVISORS, LLC
By:
Name:
Title:

Exhibit A
Guidelines
•	No acquisition shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes;
•	No acquisition shall be made that would cause the Company to be required to register as an investment company under the Investment Company Act;
•	The Company’s acquisitions will be in the types of Assets described under “Business— Target Assets” in the Company’s prospectus dated _______ ___, 2012, relating to the IPO, subject to, and including any changes to these Guidelines that may be approved by the Manager and the Company from time to time (the “Target Assets”); and
•	Until appropriate opportunities to acquire Target Assets are identified, the Manager may invest the proceeds of the IPO and any future offerings of the Company’s securities for cash in interest-bearing short-term investments.
These Guidelines may be amended, restated, modified, supplemented or waived by a majority of the Board of Directors (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.

Exh. A